REDEMPTION AGREEMENT BY AND AMONG WELLSFORD/WHITEHALL GROUP, L.L.C., AND WELLSFORD COMMERCIAL PROPERTIES TRUST

TABLE OF CONTENTS
		Page
ARTICLE 1	Definitions	2
ARTICLE 2	The Agreement	4
ARTICLE 3	Redemption Consideration	4
ARTICLE 4	The Closing	4
ARTICLE 5	Certain Effects of Redemption	5
ARTICLE 6	Representations and Warranties; Covenants	8
ARTICLE 7	Document Deliveries	17
ARTICLE 8	Miscellaneous	18
EXHIBITS
Exhibit A	Form of Redeemed Interest Assignment Agreement
Exhibit B	Form of FIRPTA Certificate
Exhibit C	Description of Mt. Bethel Land
Exhibit D	Description of Mountain Heights Parking Loss Reimbursement Indemnity
SCHEDULES
Schedule I	Assigned Interests

REDEMPTION AGREEMENT
          THIS REDEMPTION AGREEMENT (this “Agreement”) is made and entered into this 21st day of September, 2005, by and between Wellsford/Whitehall Group, L.L.C., a Delaware limited liability company (the “Company”), and Wellsford Commercial Properties Trust (“WCPT”).

RECITALS:
          WHEREAS, each of Wellsford Commercial Properties Trust, WHWEL Real Estate Limited Partnership, WXI/WWG Realty, L.L.C., W/W Group Holdings, L.L.C. and WP Commercial, L.L.C. are members of the Company and are parties to the Limited Liability Company Operating Agreement of the Company, dated as of May 28, 1999, as amended by the First Amendment thereto dated as of December 21, 2000 and as further amended by the Second Amendment thereto dated as of March 29, 2004 (as so amended, the “Operating Agreement”);

          WHEREAS, the interests of certain members of the Company formerly known as the “Saracen Members” were redeemed pursuant to a Redemption Agreement, dated July 2, 2004, by and between the Company and the Saracen Members (the “Saracen Agreement”), and as a result thereof, the signatories hereto are the sole members of the Company as of the date hereof;

          WHEREAS, WCPT desires that the Company redeem, and the Company desires to redeem from WCPT, all of WCPT’s Interest in exchange for the Redemption Payment on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, for and in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:
ARTICLE 1 Definitions

1.1.	Capitalized terms used but not defined in this Agreement shall have the meanings given to such terms in the Operating Agreement.
1.2.	As used in this Agreement, the following terms shall the meanings set forth below:
Agreement” shall have the meaning set forth in the preamble to this Agreement.
“Affiliate” shall mean with respect to any Person (i) any other Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with such Person, (ii) any other Person owning or controlling 10% or more of the outstanding voting securities of, or other ownership interests in, such Person, (iii) any officer, director or member of such Person and (iv) if such Person is an officer, director or member of any company, the company for which such Person acts in any such capacity. For purposes of this definition, “control,” when used with respect to any

Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

Assignment” shall have the meaning set forth in Section 7.1(a).

“Business Day” means any day other than Saturday, Sunday, any day that is a legal holiday in the State of New York or any other day on which banking institutions in New York are authorized to close.

“Closing” shall mean the delivery of the Closing Documents and the transfer of the Redeemed Interest, and the making of the Redemption Payment in accordance with the terms of this Agreement, which will occur on the date hereof.

“Closing Documents” shall mean all documents that are required to be delivered by the Company or WCPT pursuant to the terms of this Agreement.

Company” shall have the meaning set forth in the preamble to this Agreement.

Company Parties” shall have the meaning set forth in Section 5.2(a).

“Definitive Agreements” shall mean this Agreement, the Assignment, and each resignation letter (as referred to and described in Section 7.1(b)).

“Liens” shall mean mortgages, liens, encumbrances, pledges, agreements, security interests, restrictions, offsets and other matters that could affect title to the Redeemed Interest.

“Mt. Bethel Property” means the property described in Exhibit C attached hereto, and including all buildings and other improvements thereon or used thereon and all property owned or leased in connection therewith.

“Person” shall mean any individual, partnership, corporation, limited liability company, trust or other legal entity.

“Redeemed Interest” shall have the meaning set forth in Section 2.1.

“Redemption Payment” means $8,253,893.00.

“Saracen Agreement” shall have the meaning set forth in the recitals to this Agreement.

“WCPT Parties” shall have the meaning set forth in Section 5.2(a).

“WRP” shall have the meaning set forth in Section 3.2.

ARTICLE 2 The Agreement
2.1.	Agreement to Convey. For and in consideration of the mutual benefits enjoyed by one another under this Agreement, upon and subject to the terms and conditions hereof, WCPT consents to the full redemption and liquidation of its Interest (including, without limitation, all of WCPT’s Membership Units and Percentage Interest) in the Company, and the Company redeems all of WCPT’s Interest in exchange for the Redemption Payment. WCPT’s Interest is referred to herein as the “Redeemed Interest”.

ARTICLE 3 Redemption Consideration
3.1.	Redemption Consideration. The aggregate consideration for the Redeemed Interest shall be the Redemption Payment.
3.2.	Payment by WP Commercial, L.L.C. On the date hereof, the parties acknowledge that WP Commercial, L.L.C. is making a separate disposition fee payment in the amount of $518,000.00 to Wellsford Real Properties, Inc. (“WRP”) pursuant to a pre-existing separate agreement by and between WRP and WP Commercial, L.L.C., and that the Company has no obligation to make such payment to WCPT or WRP.

ARTICLE 4 The Closing
4.1.	Time and Location of the Closing. The Closing will occur on the date of this Agreement at the Company’s offices or at such other location as the parties hereto may mutually agree.
4.2.	Conditions to Closing.
(a) The Company’s obligation to close is contingent only upon (i) the performance by WCPT of its obligations hereunder, including the delivery of all documents set forth in Section 7.1 hereof, (ii) the accuracy in all material respects of all representations and warranties of WCPT set forth herein, and (iii) the absence of any judicial order or injunction prohibiting the consummation of the transactions contemplated hereby.

(b) WCPT’s obligation to close is contingent only upon (i) the performance by the Company of its obligations hereunder, including the delivery of all documents, payments and other matters set forth in Section 7.2 hereof, (ii) the accuracy in all material respects of all representations and warranties of all of the Company set forth herein, and (iii) the absence of any judicial order or injunction prohibiting the consummation of the transactions contemplated hereby.

ARTICLE 5 Certain Effects of Redemption
5.1.	Certain Effects of the Redemption. Effective upon Closing, and without any further action by the Company or any Member (including WCPT):
(a) WCPT shall no longer be a Member of the Company or have any interest in the Company whatsoever;
(b) the Committee Representatives appointed by WCPT to the Management Committee shall be deemed to have resigned from the Management Committee;
(c) WCPT shall have no further right to designate any Committee Representative;
(d) neither WCPT nor any Committee Representative designated by WCPT shall be entitled to attend (or to designate any person to attend) any meeting of the Management Committee or to receive any further information concerning the Company;

(e) neither WCPT nor any Committee Representative designated by WCPT shall be entitled to or bound by, as the case may be, any rights, privileges or obligations under or relating to the Operating Agreement or under any side agreements, including, without limitation, any notice or consent rights, any right or obligation to make Capital Contributions to the Company, any preemptive right or any right to limit the activities of the Company or of any other Member or their Affiliates;

(f) all provisions of the Operating Agreement granting any rights to WCPT or obligating WCPT in any respect shall be deleted and deemed to be void and of no further force or effect.
5.2.	Release.
(a) Effective upon the Closing, WCPT and its Affiliates and each of the past and present officers, directors, employees, agents, representatives, attorneys, consultants, accountants, successors and assigns of WCPT, its Affiliates and/or subsidiaries (collectively, the “WCPT Parties”) hereby releases the Company, each of the other Members, the Manager, Archon Group, L.P., all former managers of the Company and their respective parents, Affiliates, subsidiaries and each of the past and present officers, directors, employees, agents, representatives, attorneys, consultants, accountants, successors and assigns of any of the other Members, their parents, Affiliates and/or subsidiaries (collectively, the “Company Parties”) of and from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, acts or omissions, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands (including attorneys’ fees and costs) of any nature whatsoever (whether known or unknown, accrued or contingent), in law or equity, against the Company Parties that the WCPT Parties ever had, now have or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date hereof, with respect to the Company or relating to or arising under the Operating Agreement or the Saracen Agreement, including any amendments or modifications thereto or any side letters or other agreements or arrangements, oral or written, with respect thereto, or any assets, management or operations of the Company or any of the Company Parties as to the assets, management and operations of the Company, and the WCPT Parties further agree not to voluntarily institute, instigate, urge, support, encourage, voluntarily participate in or profit from any lawsuit, complaint or other action or proceeding of any kind relating to any matter to which this paragraph (b) pertains; provided, however, that the provisions of this paragraph (b) shall not apply to the duties or obligations of the Company under this Agreement or any of the other Definitive Agreements (subject to the limitations set forth herein).

(b) Effective upon the Closing, each of the Company Parties hereby releases each of the WCPT Parties of and from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, acts or omissions, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands (including attorneys’ fees and costs) of any nature whatsoever (whether known or unknown, accrued or contingent), in law or equity, against the WCPT Parties that the Company Parties ever had, now have or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date hereof, with respect to the Company or relating to or arising under the Operating Agreement or the Saracen Agreement, including any amendments or modifications thereto or any side letters or other agreements or arrangements, or any assets, management or operations of the Company or any of the WCPT Parties as to the assets, management or operations of the Company, oral or written, with respect thereto, or any acts or omissions of WCPT or any of the WCPT Parties, and the Company Parties further agree not to voluntarily institute, instigate, urge, support, encourage, voluntarily participate in or profit from any lawsuit, complaint or other action or proceeding of any kind relating to any matter to which this paragraph (c) pertains; provided, however, that the provisions of this paragraph (c) shall not apply to the duties or obligations of WCPT under this Agreement or any of the other Definitive Agreements (subject to the limitations set forth herein).

ARTICLE 6 Representations and Warranties; Covenants
6.1.	Representations by the Company. The Company hereby represents and warrants to WCPT that each and every one of the following statements is true, correct and complete in every material respect as of the date of this Agreement:

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and, has full right, power and authority to enter into this Agreement and to assume and perform all of its obligations; and the execution and delivery of this Agreement and the performance by the Company of its obligations under this Agreement requires no further action or approval of any other individuals or entities in order to constitute this Agreement as a binding and enforceable obligation of the Company. The individuals and/or entities signing below in the indicated representative capacities are fully authorized so to act. This Agreement is the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the enforcement thereof or relating to creditors’ rights generally.
(b) The entry into, performance of, or compliance with this Agreement by the Company has not resulted, and will not result, in any violation of, default under, or acceleration of any obligation under any existing agreement, including without limitation, the Operating Agreement, corporate charter, certificate of incorporation, bylaw, articles of organization, mortgage, indenture, loan agreement, note, contract, permit, judgment, decree, order, restrictive covenant, statute, rule or regulation applicable to the Company.

(c) The Company (i) has not made an assignment for the benefit of creditors or admitted in writing its inability to pay its debts as they mature, and (ii) has not been adjudicated a bankrupt or filed a petition in voluntary bankruptcy or a petition or answer seeking reorganization or an arrangement with creditors under the Federal bankruptcy law or any other similar law or statute of the United States or any jurisdiction and, to the actual knowledge of the Company, no such petition has been filed against the Company. After giving effect to the Redemption Payment, all liabilities of the Company, other than liabilities to members on account of their limited liability company interests and liabilities for which the recourse of creditors is limited to specific property of the Company, do not exceed the fair value of the assets of the Company, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited shall be included in the assets of the Company only to the extent that the fair value of that property exceeds that liability.

(d) The Company hereby acknowledges and agrees that WCPT and its Affiliates have or may have material nonpublic information with respect to the Company, including without limitation results of operations, condition (financial or otherwise), prospects, plans, recent developments and material transactions. The Company also acknowledges that it is a sophisticated investor with such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the redemption of the Redeemed Interest. The Company hereby waives any right to rescind or invalidate the redemption of the Redeemed Interest or to seek any damages, other remuneration or any other remedy from WCPT or its Affiliates or their respective successors based on the possession of such material nonpublic information by WCPT or its Affiliates or the lack of possession of such information by the Company.

Subject to the limitations and other provisions of Section 6.4 hereof, the Company shall indemnify and defend the WCPT Parties against and hold the WCPT Parties harmless from any and all losses, costs, damages, liabilities and expenses (including, without limitation, reasonable counsel fees) arising out of any breach by the Company of its representations and warranties hereunder, except as limited herein.

6.2.	Representations by WCPT. WCPT hereby represents and warrants to the Company that each and every one of the following statements is true, correct and complete in every material respect as of the date of this Agreement:

(a) WCPT is a real estate investment trust duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and, has full right,

power and authority to enter into this Agreement and to assume and perform all of its obligations; and the execution and delivery of this Agreement and the performance by WCPT of its obligations under this Agreement requires no further action or approval of any other individuals or entities in order to constitute this Agreement as a binding and enforceable obligation of WCPT. The individuals and/or entities signing below in the indicated representative capacities are fully authorized so to act. This Agreement is the legal, valid and binding obligation of WCPT, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the enforcement thereof or relating to creditors’ rights generally.

(b) WCPT is not a non-resident alien (as such term is defined in the Internal Revenue Code and United States Income Tax Regulations).
(c) The entry into, the performance of, or compliance with this Agreement by WCPT has not resulted, and will not result, in any violation of, default under, or acceleration of any obligation under any existing agreement, including, without limitation, the Operating Agreement, corporate charter, bylaw, mortgage, indenture, loan agreement, note, contract, lease, permit, judgment, decree, order, restrictive covenant, statute, rule or regulation applicable to WCPT.

(d) WCPT (i) has not made an assignment for the benefit of creditors or admitted in writing its inability to pay its debts as they mature, and (ii) has not been adjudicated a bankrupt or filed a petition in voluntary bankruptcy or a petition or answer seeking reorganization or an arrangement with creditors under the Federal bankruptcy law or any other similar law or statute of the United States or any jurisdiction and, to the actual knowledge of WCPT, no such petition has been filed against WCPT.

(e) WCPT has good and valid title to its Interest set forth on Schedule I hereto, free and clear of all Liens, and has not previously assigned, encumbered, conveyed, hypothecated or otherwise transferred all or any part of such Interest or agreed to do any of the foregoing. WCPT acknowledges, represents and agrees that, effective upon the Closing, it shall have no further Interest in the Company.

(f) WCPT hereby acknowledges and agrees that the Company and its Affiliates have or may have material nonpublic information with respect to the Company, including without limitation results of operations, condition (financial or otherwise), prospects, plans, recent developments and material transactions. WCPT also acknowledges that it is a sophisticated investor with such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the redemption of the Redeemed Interest. WCPT hereby waives any right to rescind or invalidate the redemption of the Redeemed Interest or to seek any damages, other remuneration or any other remedy from the Company or its Affiliates or their respective successors based on the possession of such material nonpublic information by the Company or its affiliates or the lack of possession of such information by WCPT.

(g) WCPT (either alone or with its advisors) has sufficient knowledge and experience in financial, tax and business matters to enable it to evaluate the benefits, detriments, advantages, disadvantages, merits and risks of the redemption of the Redeemed Interest. WCPT acknowledges that (1) the transactions contemplated by this Agreement may involve complex legal and tax consequences for WCPT and WCPT is relying solely on the advice of its own legal and tax advisors in evaluating such consequences, (2) neither the Company (including any of its Affiliates), nor the Manager nor the Management Committee of the Company nor any of the other Members, or their respective legal and tax advisors has made (or shall be deemed to have made) any representations or warranties as to the legal or tax consequences of such transactions to WCPT, and (3) WCPT is not relying upon the Company, any of the other Members or any of their respective tax or legal advisors (including Sullivan & Cromwell LLP and Ernst & Young) with respect to any structuring, tax, legal, financial or other aspect of the transactions contemplated by this Agreement.

(h) In connection with this transaction, WCPT has been represented by independent legal counsel, understands the assumptions of risk and liability set forth in this Agreement and understands that it will not have any recourse whatsoever against any the Company or any Company Party, except as expressly set forth in this Agreement.

Subject to the limitations and other provisions of Section 6.4 hereof,WCPT shall indemnify and defend the Company against and hold the Company harmless from any and all losses, costs, damages, liabilities and expenses (including, without limitation, reasonable counsel fees) arising out of any breach by WCPT of its representations and warranties hereunder, except as limited herein.

6.3.	Post-Closing Adjustments.
(a) Mount Bethel. If the Company executes and delivers a legally binding agreement to sell the Mt. Bethel Property on or before March 21, 2006, and closes on the sale of such property for net proceeds in excess of $6,000,000.00 on or before September 21, 2006 , the Company hereby covenants and agrees no later than 30 days from the sale of the Mt. Bethel Property, to pay WCPT a sum equal to one-half (½) of the net amount WCPT would have received if the redemption contemplated by this Agreement had not occurred, WCPT had retained its exact Interest in the Company as in effect on the date hereof, and the net proceeds of such sale (after all transaction expenses) minus $6,000,000.00 (i.e., only the incremental portion of the net proceeds above $6,000,000.00) were distributed pursuant to Section 7.1 of the Operating Agreement as in effect on the date hereof, and to deliver a schedule of the calculation of such payment prior to or concurrently therewith.

(b) Mountain Heights. As of the date hereof, the Company has reserved $400,000.00 (the “Mountain Heights Reserve”), to pay for a potential liability known as the “Mountain Heights Parking Loss Reimbursement Indemnity” and described in more detail in Exhibit C attached hereto. No later than January 31, 2006, the Company agrees to pay WCPT a sum equal to 35.21% of (a) the Mountain Heights Reserve minus (b)(i) any amounts paid to Transwestern Investment Company, L.L.C. under the Mountain Heights Parking Loss Reimbursement Indemnity on or before December 27, 2005 and (ii) any amounts corresponding to claims asserted by Transwestern Investment Company, L.L.C. under the Mountain Heights

Parking Loss Reimbursement Indemnity on or before December 27, 2005, together with a schedule of the calculation of such amount prior to or concurrently therewith.
(c) Right to Audit. Until December 31, 2006, WCPT shall have the right, on reasonable notice, to audit on a confidential basis the relevant books and records of the Company to ascertain whether the post-closing adjustments described in this Section 6.3 were properly determined. Any such audit shall be conducted by WCPT personnel approved by the Company (such approval not to be unreasonably withheld) or an independent certified public accountant chosen by WCPT (other than on a contingent fee basis), and shall be conducted during the Company’s regular business hours and in such a manner so as not to interfere with the Company’s regular business activities. The Company shall make prompt payment of any adjustment to compensate WCPT for any underpayment disclosed by such audit. The costs of such audit shall be borne by WCPT, unless the audit shows that WCPT has been underpaid by more than ten percent (10%); in such case, the costs of the audit shall be paid by the Company. If an audit discloses that WCPT was overpaid, WCPT shall promptly reimburse the Company for such overpayment.

6.4.	General Regarding Representations and Warranties. If any party has knowledge that any representation or warranty made by the other party is untrue or incorrect at the Closing but nevertheless proceeds with the Closing, then such party will be deemed to have waived any claim for breach of such representation or warranty. The representations and warranties set forth in this Agreement shall survive the Closing until September 21, 2006, after which such representations and warranties shall be null and void and shall cease to be of any force or effect and any action brought on the representations and warranties made by any party or parties hereto shall be commenced by September 21, 2006 or shall be forever barred and waived. In no event shall any Person be entitled to make a claim for breach of any representations or warranties and no party shall have any liability in connection therewith (i) unless and until the aggregate amount of all such claims exceeds $500,000.00 and then only to the extent such aggregate amount exceeds $500,000.00, or (ii) for any amount in excess of $1,000,000.00 in the aggregate.

6.5.	Brokers. WCPT hereby represents and warrants to the Company that neither it nor any of its Affiliates employed or used any broker or finder to arrange or bring about this transaction, and that there are no claims or rights for brokerage commissions or finder’s fees in connection with the transactions contemplated by this Agreement. If any Person brings a claim for a commission or finder’s fee based upon any contact, dealings, or communication with WCPT or any of its Affiliates in connection with the transactions contemplated by this Agreement, then WCPT shall defend the Company from such claim, and shall indemnify the Company and hold the Company harmless from any and all costs, damages, claims, liabilities, or expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by the Company with respect to the claim.

The Company hereby represents and warrants to WCPT that neither the Company nor any of the Subsidiaries nor any of their Affiliates has employed or used any broker or finder to arrange or bring about this transaction, and there are no claims or rights for brokerage commissions or finders fees in connection with the transactions contemplated by this Agreement. If any Person brings a claim for a commission or finder’s fee based upon any contact, dealings, or communication with the Company or its Affiliates in connection with the transactions contemplated by this Agreement, then the Company shall defend WCPT from such claim, and shall indemnify WCPT and hold WCPT harmless from any and all costs, damages, claims, liabilities, or expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by WCPT with respect to the claim.

6.6.	Financial Statements and 2005 Tax Returns. The Company shall provide WCPT with all federal, state and local tax returns required to be filed for the 2005 fiscal year and completed IRS Schedules K-1 no later than ten (10) days prior to the due date of the returns, but in no event later than March 1, 2006. The Company shall provide WCPT with audited financials for the year ended December 31, 2005 no later than February 15, 2006 (in the same form as previously provided for the year ended December 31, 2004). If it is determined by WRP by December 31, 2005 that the Company’s financials will not be included in WRP’s 2005 Form 10-K filing, the Company may submit audited financials for the year ended December 31, 2005 that include only 2005 results.

6.7.	Closing of the Books; Other Tax Matters.
(a) Profits and losses for income tax purposes with respect to the Company shall be apportioned between the periods before and after the date hereof by closing the books of the Company as of the date hereof. The parties hereto agree and acknowledge that the Company shall not allocate income, gain, loss or deduction to WCPT for any period following the date hereof. Notwithstanding the foregoing, (i) no amendment or other document purporting to modify the Company’s Operating Agreement that is entered into on or after the date hereof shall affect the amount of income, gain, loss or deduction allocated to WCPT for periods ending on or prior to the date hereof and (ii) no Company income tax return with respect to any period ending prior to the date hereof (or which ends on or includes the date hereof) shall be amended without the express written consent of WCPT.

(b) The Redemption Payment (and any amounts deemed distributed to WCPT pursuant to Section 752(b) of the Internal Revenue Code of 1986, as amended (the “Code”)) shall be treated, to the maximum extent permissible, as a distribution made in exchange for the interest of WCPT in Company property pursuant to Section 736(b)(1) of the Code.

c) The parties hereto agree and acknowledge that (i) the income, gain, loss, deductions and credits of the Company for the 2005 taxable year shall be determined in a manner consistent with the manner in which such items were determined in prior years, and (ii) WCPT’s distributive share of any income, gain, loss, deductions or credits of the Company for the 2005 taxable year shall be allocated to WCPT in a manner consistent with the manner in which such items were allocated to WCPT in prior years and in accordance with the terms of the Operating Agreement in effect on the date hereof.

(d) The parties hereto shall file all required federal, state and local income tax returns and related returns and reports in a manner consistent with the provisions of this Section 6.7.
(e) The provisions of this Section 6.7 shall survive the Closing.

ARTICLE 7 Document Deliveries
7.1.	WCPT Closing Documents. On the date hereof, WCPT will execute and deliver or, as appropriate, cause to be executed and delivered, the following documents:
(a) Assignment of Redeemed Interest. An assignment and assumption agreement from WCPT (the “Assignment”) in the form of Exhibit A conveying title to WCPT’s Interest, free and clear of all Liens;
(b) Resignation Letters. Resignation Letters from each of the Committee Representatives appointed by WCPT to the Management Committee; and
(c) FIRPTA Certificates. An affidavit of WCPT in the form of Exhibit B certifying that WCPT is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code.
7.2.	Company Closing Documents. On the date hereof, the Company will execute and deliver or, as appropriate, cause to be executed and delivered, the following documents:
(a) Assignment of Redeemed Interest. Counterpart of the Assignment from WCPT, executed by the Company.
(b) The Redemption Payment, by wire transfer of immediately available funds to an account designated by WCPT.
7.3.	Survival. The terms, covenants and provisions of this Agreement shall survive the Closing and the delivery of the documents referred to in this Article 7.
ARTICLE 8 Miscellaneous
8.1.	Notices. Any notice provided for by this Agreement and any other notice, demand or communication which any party may wish to send to another shall be in writing, addressed to the party for which such notice, demand or communication is intended at such party’s address as set forth in this Section, and sent either (i) by registered or certified mail, return receipt requested, in a sealed envelope, postage prepaid, (ii) by any national overnight receipted courier service, or (iii) by facsimile transmission with express confirmation of receipt delivered by the recipient to the sender by mail, hand delivery or return fax. The Company’s address for all purposes under this Agreement shall be the following:

Wellsford/Whitehall Group, L.L.C.
c/o Goldman, Sachs & Co.
100 Crescent Court, Suite 1000
Dallas, TX 75201
Attention: Thomas Ferguson
Telephone: (214) 855-6311
Telecopier: (214) 855-6305

with a simultaneous copy to:

WHWEL Real Estate Limited Partnership
c/o Goldman, Sachs & Co.
85 Broad Street
New York, NY 10004
Attention: Alan Kava
Telephone: (212) 902-4252
Telecopier: (212) 357-5505

and to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention: Anthony J. Colletta
Telephone: (212) 558-4608
Telecopier: (212) 558-3588
The address of WCPT under this Agreement shall be the following:
Wellsford Commercial Properties Trust
c/o Wellsford Real Properties, Inc.
Attention: Jeffrey Lynford
Telephone: (212) 812-4900
Telecopier: (212) 355-6134

with simultaneous copies to:

Bryan Cave
1290 Avenue of the Americas
New York, NY 10104-3300
Attention: Alan Pearce
Telephone: 212-541-2111
Telecopier: 212-541-1411

Any address or name or facsimile number specified above may be changed by a notice given by the addressee to the other party. Any notice, demand or other communication shall be deemed given and effective as of the date of delivery in person or receipt set forth on the return receipt or the facsimile confirmation. The inability to deliver because of changed address or facsimile number of which no notice was given, or rejection or other refusal to accept any notice, demand or other communication, shall be deemed to be receipt of the notice, demand or other communication as of the date of such attempt to deliver or rejection or refusal to accept.

8.2.	Entire Agreement, Modifications and Waivers. This Agreement and the other agreements referred to herein constitute the entire agreement between the parties hereto and may not be modified or amended except by an instrument in writing signed by the parties hereto, and no provisions or conditions may be waived other than by a writing signed by the party waiving such provisions or conditions. No delay or omission in the exercise of any right or remedy accruing to WCPT or the Company upon any breach under this Agreement shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by WCPT or the Company of any breach of any term, covenant or condition herein stated shall not be deemed to be a waiver of any other breach, or of a subsequent breach of the same or any other term, covenant or condition herein contained.

8.3.	Exhibits and Schedules. All exhibits and schedules referred to in this Agreement and attached hereto are hereby incorporated in this Agreement by reference.
8.4.	Successors and Assigns. Neither the Company nor WCPT may assign its rights or obligations under this Agreement to any third party without the prior written consent of the other party hereto.
8.5.	Article Headings. Article and Section headings and Article and Section numbers are inserted herein only as a matter of convenience and in no way define, limit or prescribe the scope or intent of this Agreement or any part thereof and shall not be considered in interpreting or construing this Agreement.

8.6.	Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the conflicts of laws principles thereof.
8.7.	Time Periods. If the final day of any time period or limitation set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the laws of the State of New York or of the federal government, then the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

8.8.	Counterparts. This Agreement may be executed in any number of counterparts and by either party hereto on a separate counterpart, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument.

8.9.	Further Acts. Each of the Company and WCPT shall perform, execute and deliver or cause to be performed, executed and delivered on or after the date hereof, any and all further acts, deeds, instruments and agreements and provide such further assurances as the other party may reasonably request to consummate the transactions contemplated hereunder, provided that such request does not result in any increase in the costs, liabilities or other obligations of the other party.

IN WITNESS WHEREOF, this Redemption Agreement has been entered into effective as of the date first written above.

THE COMPANY:
WELLSFORD/WHITEHALL GROUP, L.L.C.
By:	WP Commercial, L.L.C., its Manager
	By:	/s/ Thomas Ferguson
Name: Thomas Ferguson
Title: Vice President

WCPT:
WELLSFORD COMMERCIAL PROPERTIES TRUST, a Maryland real estate investment trust
By:	/s/ James J. Burns
Name: James J. Burns
Title: Chief Financial Officer

The undersigned hereby join in this Redemption Agreement (i) to consent to and approve of the Company entering into the Redemption Agreement, and (ii) to agree to the provisions of Sections 5.1, and 5.2(a) and (b).

WHWEL REAL ESTATE LIMITED PARTNERSHIP, a Delaware limited partnership
By:	WHATR Gen-Par, Inc., its general partner
	By:	/s/ Thomas Ferguson
Name: Thomas Ferguson
Title: Vice President

WXI/WWG REALTY, L.L.C., a Delaware limited liability company
By:	/s/ Thomas Ferguson
Name: Thomas Ferguson
Title: Vice President

W/W GROUP HOLDINGS, L.L.C., a Delaware limited liability company
By:	/s/ Thomas Ferguson
Name: Thomas Ferguson
Title: Vice President

W/W GROUP HOLDINGS, L.L.C., a Delaware limited liability company
By:	/s/ Thomas Ferguson
Name: Thomas Ferguson
Title: Vice President

EXHIBIT A Form of Redeemed Interest Assignment Agreement ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTEREST
This Assignment and Assumption of Membership Interest (this “Agreement”) is made as of this 21st day of September, 2005 by and between Wellsford Commercial Properties Trust (“Assignor”) and Wellsford/Whitehall Group, L.L.C., a Delaware limited liability company (“Assignee”).

RECITALS
WHEREAS, Assignor currently owns the membership interest described on Schedule I (the “Membership Interest”) in Wellsford/Whitehall Group, L.L.C., a Delaware limited liability company (the “Company”); and

WHEREAS, the Company is presently governed by that certain Limited Liability Company Operating Agreement of the Company, dated as of May 28, 1999, as amended by the First Amendment thereto dated as of December 21, 2000, and as further amended by the Second Amendment thereto dated as of March 29, 2004; and

WHEREAS, the interests of certain members of the Company formerly known as the “Saracen Members” were redeemed pursuant to a Redemption Agreement, dated July 2, 2004, by and between the Company and the Saracen Members (the “Saracen Agreement”), and as a result thereof, the signatories hereto are the sole members of the Company as of the date hereof;

WHEREAS, Assignee desires to redeem the Membership Interest, all as part of that certain Redemption Agreement dated September 21, 2005, between the parties hereto, among others (the “Redemption Agreement”).

NOW THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.	On the terms and conditions hereinafter set forth, Assignor hereby grants, conveys, assigns and transfers to Assignee (collectively, the “Assignment”) all of Assignor’s right, title and interest, in, to and under the Membership Interest (the “Assigned Interest”).

2.	Assignee hereby accepts the Assignment and, subject to the provisions of that certain Redemption Agreement dated as of the date hereof between Assignor and Assignee, among others, assumes the obligations of Assignor with respect to the Membership Interest accruing after the date hereof and, subject to the provisions of said Redemption Agreement, hereby releases the Assignor from any and all obligations the Assignor may have to Assignee.

EXH. A-1

3.	Upon the execution of this Assignment by the parties hereto, Assignor does hereby withdraw as a member of the Company.
4.	The representations and warranties made by Assignor in Section 6.1 of the Redemption Agreement are hereby incorporated by reference and shall be deemed to be part of this Agreement.
5.	The representations and warranties made by Assignee in Section 6.2 of the Redemption Agreement are hereby incorporated by reference and shall be deemed to be part of this Agreement.
6.	The provisions (i) in the last paragraph of Section 6.1 of the Redemption Agreement, (ii) in the last paragraph of Section 6.2 of the Redemption Agreement and (iii) in Section 6.4 of the Redemption Agreement, are hereby incorporated by reference and shall be deemed to be part of this Agreement.

7.	The parties hereto agree that this Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.
8.	This Agreement shall be construed under and enforced in accordance with the laws of the State of Delaware.
9.	Any modification of this Agreement shall be effective only if in a writing executed by all parties.
10.	This Agreement may be executed in counterparts, each of which shall be an original and all of which, taken together, shall constitute one and the same instrument.
11.	Capitalized terms used and not defined in this Agreement shall have the meanings ascribed thereto in the Redemption Agreement.
[signature page follows]

EXH. A-2

IN WITNESS WHEREOF, Assignor and Assignee have executed this Agreement as of the day and year first above written.

WELLSFORD COMMERCIAL PROPERTIES TRUST
By:	/s/ James J. Burns
Name: James J. Burns
Title: Chief Financial Officer

WELLSFORD/WHITEHALL GROUP, L.L.C., a Delaware limited liability company
By:	WP Commercial, L.L.C., its Manager
	By:	/s/ Thomas Ferguson
Name: Thomas Ferguson
Title: Vice President

EXH. A-3

EXHIBIT B Form of FIRPTA Certificate
This Certificate of Non-Foreign Status (this "Certificate") is made as of the ___ day of _________, 2005, by ________________, a _______________ (the "Transferor").

This Certificate is made pursuant to Section 1445 of the Internal Revenue Code, which provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including section 1445), the owner of a disregarded entity (which has title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform the transferee that withholding of tax is not required on the disposition of a U.S. real property interest by the Transferor, the undersigned hereby certifies the following on behalf of the Transferor:

1.	The Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate or non-resident alien (as those terms are defined in the Internal Revenue Code and United States Income Tax Regulations);

2.	The Transferor is not a disregarded entity, as defined in United States Income Tax Regulations Section 1.1445-2(b)(2)(iii);
3.	The Transferor’s U.S. employer identification number or social security number is _________; and
4	The Transferor’s address is:
______________________________ ______________________________ ______________________________
The Transferor understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment or both.

Under penalties of perjury, I declare that I have examined the contents of this Certificate and, to the best of my knowledge and belief, they are true, correct, and complete, and I further declare that I have authority to sign this document on behalf of the Transferor.

___________________________________

EXH. B-1

EXHIBIT C MT. BETHEL

EXH. C-1

EXHIBIT D DESCRIPTION OF MOUNTAIN HEIGHTS PARKING LOSS REIMBURSEMENT INDEMNITY
(excerpted from that certain Purchase and Sale Agreement, dated as of December 27, 2002, by and between Wellsford/Whitehall Holdings, L.L.C. and Transwestern Investment Company, L.L.C.)

11.22 Mountain Heights Parking Loss Reimbursement Indemnity. The parties acknowledge that there are currently nine hundred fifty-six (956) parking spaces (the “Existing Parking”) at the Property described on Exhibit 1.1.1 as Mountain Heights Center located in the Township of Berkeley Heights, County of Union, State of New Jersey (the “Mountain Heights Property”). If at any time, Purchaser enters into a letter of intent or a lease for the leasing of additional space in the Mountain Heights Property which, (a) when taken together with existing leases, would increase the occupancy of the rentable square footage of the Mountain Heights Property to eighty-eight percent (88%) or more; and (b) in Purchaser’s reasonable judgment, will trigger Deficient Parking at the Mountain Heights Property, Seller shall pay to Purchaser Seller’s Pro-Rata Share of Purchaser’s Parking Losses. The payment obligation under this Section 11.22 shall expire and be of no further effect on that date which is three (3) years after the Effective Date, except with respect to any claims asserted prior to such date. Notwithstanding anything contained herein to the contrary, Seller’s liability to Purchaser pursuant to this indemnity shall not exceed $400,000.

Sch. D-1

SCHEDULE I Assigned Interests Wellsford Commercial Properties Trust 6,276,780 Membership Units

Sch. I-1